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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under The Securities Exchange Act of 1934
                             (Amendment No. _____)*



                               Animas Corporation
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   03525Y 10 5
                                 --------------
                                 (CUSIP Number)

                                December 31, 2004
                       ----------------------------------
             (Date of Event Which Requires Filing of this Statement)



      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ] Rule 13d-1(b)

            [ ] Rule 13d-1(c)

            [X] Rule 13d-1(d)


----------------
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 03525Y 10 5               SCHEDULE 13G
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          William A. Graham, IV
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

         NUMBER OF                   1,735,809 (see Item 4)
          SHARES               -------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY
           EACH                      -0-
         REPORTING             -------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     1,735,809 (see Item 4)
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,735,809 (see Item 4)
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          Not applicable.
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.9% (see Item 4)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------------------------------------------------------------------------------


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ITEM 1(A)    NAME OF ISSUER:

             Animas Corporation

ITEM 1(B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             200 Lawrence Drive
             West Chester, PA 19380

ITEM 2 (A)   NAME OF PERSONS FILING:

             William A. Graham, IV

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR RESIDENCE:

             The Graham Company
             One Penn Square West
             Philadelphia, PA  19102

ITEM 2(C)    CITIZENSHIP:

             United States of America

ITEM 2(D)    TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value per share ("Common Stock")
ITEM 2(E)    CUSIP NUMBER:

             03525Y 10 5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.
ITEM 4       OWNERSHIP.

             (a)    Amount beneficially owned:  1,735,809(1)

             (b)    Percent of class:  8.9%(2)

             (c)    Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 1,735,809

                    (ii) Shared power to vote or to direct the vote: -0-


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                    (iii) Sole power to dispose or to direct the disposition of:
                          1,735,809

                    (iv) Shared power to dispose or to direct the disposition
                         of: -0-

             (1) Includes 298,222 shares of Common Stock held in various trusts in which William A. Graham, IV is a trustee.

             (2) Calculated on the basis of 20,022,765 shares of Common Stock outstanding on December 31, 2004.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.
ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.
ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.
ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.
ITEM 10      CERTIFICATION.

             Not applicable.


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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005       Richard A. Baron, Attorney In Fact for William A.
                               Graham IV


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